Exhibit 10.36
AMENDMENT ONE
TO THE
AMKOR TECHNOLOGY, INC.
2021 EQUITY INCENTIVE PLAN

Pursuant to the authority reserved to it in Section 22 of the Amkor Technology, Inc. 2021 Equity Incentive Plan (the “Plan”), the Board of Directors (the “Board”) of Amkor Technology, Inc. (the “Company”) hereby amends the Plan as follows, effective February 8, 2022:

Section 12 of the Plan is hereby amended in its entirety to read as follows:

12.     Grants to Non-Employee Directors. The Administrator may grant Awards to Non-Employee Directors pursuant to the terms of a director compensation policy adopted by the Board, as amended from time to time. In no event may any Non-Employee Director be awarded compensation by the Company for service as a Non-Employee Director with a total value of more than $750,000 in any given fiscal year, which such amount to include the sum of (i) cash compensation and (ii) the grant date fair value of equity compensation awarded to the Non-Employee Director, provided, however, that the limitation contained herein will not apply to the extent a Non-Employee Director has been or becomes an employee of the Company during such fiscal year.